EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-81577 of Taubman Centers, Inc. on Form S-8 of our report dated June 4, 2004, relating to the statement of net assets available for benefits of The Taubman Company and Related Entities Employee Retirement Savings Plan, as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of The Taubman Company and Related Entities Employee Retirement Savings Plan.

/s/ KPMG LLP

Chicago, Illinois
June 4, 2004